EXHIBIT 10.6

Commercial Sub-Lease Agreement

            This Commercial Sub-Lease Agreement dated May 7, 2013 is by and between Masterpiece Investments Corporation, an Oregon corporation (“Sub-Lessor”), and Experience Art and Design, Inc., a Nevada corporation (“Sub-Lessee”), for office space located at 27929 SW 95th Avenue, Suite 1101, Wilsonville, OR 97070 (the “Premises”).

            WHEREAS, Sub-Lessor is a party to a Lease Agreement (“Master Lease”) dated December 27, 2010 and Addendum thereto dated February 20, 2013 between it and Rippey Investments Inc. for property including the Premises;

            WHEREAS, Sub-Lessor desires to sub-lease the Premises to Sub-Lessee, and Sub-Lessee desires to sub-lease the Premises from Sub-Lessor.

            NOW, THEREFORE, IT IS AGREED BY AND BETWEEN THE PARTIES:

  The Sub-Lessor leases to the Sub-Lessee all of the Premises which consist of 5629 square feet.

  The term (“Term”) of this Sub-Lease shall commence as of May 7, 2013 and end at 12:00 noon on June 30, 2016.

  The Sub-Lessee shall pay and the Sub-Lessor shall accept the sum of Three Thousand Dollars ($3,000.00) per month during the Term which shall be paid no later than the fifth day of each calendar month.

  The Sub-Lessee shall deliver monthly rent payments to Sub-Lessor at 27929 SW 95th Avenue, Suite 601, Wilsonville, OR 97070.

  During the Term of this Sub-Lease, the Sub-Lessee shall pay all utilities and other charges due with respect to the Premises.

  The Sub-Lessee, at its own expense, shall carry insurance similar to that required of the Sub-Lessor under the Master Lease.

  The Sub-Lessee shall have the same right to make such alterations and improvements to the Premises as the Sub-Lessor is allowed under the Master Lease.

  The Sub-Lessee will pay any excise or other taxes duly assessed against its business, the Premises and any personal property on the Premises.

  The Sub-Lessee shall be in default under this Sub-Lease upon the occurrence of any one or more of the following events (“Events of Default”):

    The Sub-Lessee fails to pay Rent to the Sub-Lessor when due or within the grace period, if any.

    The Sub-Lessee fails to perform any of its obligations under Sub-Lease or any applicable obligations under the Master Lease.

    The Sub-Lessee becomes insolvent, bankrupt or is involved in any dissolution or liquidation proceeding or if a receiver is appointed for Sub-Lessee.

    The Sub-Lessee abandons the Premises.

  Upon the occurrence of an Event of Default, the Sub-Lessor has any or all of the following remedies:

    The Sub-Lessor may terminate this Sub-Lease upon such notice as required in the Master Lease, at which time this Sub-Lease will be forfeited and will be void.

    The Sub-Lessor may, but is not obligated to, perform on behalf of the Sub-Lessee any obligation of this Sub-Lease which the Sub-Lessee has failed to perform and seek redress from the Sub-lessee for such performance.

    The Sub-Lessor may reenter and repossess the Premises.

  This Sub-Lease will remain in effect until the expiration hereof or may be cancelled by Sub-Lessee upon thirty days’ written notice to Sub-Lessor.

  Upon the expiration, termination or cancellation of the Master Lease, all obligations of the parties under this Sub-Lease shall be extinguished.

(Signature Page Follows)

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Sub-Lessor	Sub-Lessee

MASTERPIECE INVESTMENTS CORPORATION	EXPERIENCE ART AND DESIGN, INC.

By /s/ Mark Ghiglieri	By /s/ Kenneth R. Kepp
Mark Ghiglieri President	Kenneth Kepp Chief Financial Officer